Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM REPORTS ON PRESENTATION AT AMERICAN HEART ASSOCIATION MEETING

RELATING TO GENE DELIVERY TO THE HEART

AND GENERX CLINICAL DEVELOPMENT

SAN DIEGO, CA – November 15, 2010 – Cardium Therapeutics (NYSE Amex: CXM) reported on the presentation of results from the Company’s sponsored preclinical research at the American Heart Association 2010 Annual Meeting Scientific Sessions being held November 13 – 17, 2010 in Chicago, IL. The new findings showed that coronary artery occlusion and reperfusion can substantially increase adenovector-mediated gene delivery to the heart, which is used in the Company’s Generx product candidate.

Cardium’s Generx (Ad5FGF-4) clinical development program, including four completed clinical studies enrolling over 650 patients worldwide, has generated data indicating that the level of myocardial ischemia in patients with severe coronary artery disease may affect the angiogenic response in patients. These new findings indicate that induced myocardial ischemia and reperfusion can increase adenovector uptake by heart muscle which could potentially be applied to enhance the delivery of DNA encoding growth factors to the heart as used in the Company’s Generx product candidate. Generx is designed for potential use by interventional cardiologists as a one-time treatment to promote and stimulate the growth of collateral circulation in the hearts of patients with ischemic conditions, such as recurrent angina, due to coronary artery disease. A new presentation entitled New Cardiovascular Therapeutic Paradigm: Development and Commercialization of Cost-Effective DNA-Based Angiogenic Therapeutic for International Markets, is now available for viewing at the Investors Section of Cardium’s website at

http://phx.corporate-ir.net/phoenix.zhtml?c=77949&p=irol-presentations.

New Preclinical Study Results

The preclinical study undertaken at the Carlyle Cardiothoracic Surgery Center at Emory University, Atlanta, GA, evaluated the effect of ischemia-reperfusion (IR), induced by balloon occlusion of the left anterior descending (LAD) coronary artery for 75 minutes, followed by reperfusion (balloon deflation) on myocardial expression of luciferase (Luc, a reporter gene easily measured and quantified in the heart) after intracoronary infusion of Ad5Luc (10e11 viral particles). The study results showed that intracoronary infusion of Ad5Luc to normal (non-ischemic) pig heart caused no or very little Luc expression (0.2+/- 0.6 pg Luc/g tissue), measured 3 days after administration. In contrast, intracoronary infusion of Ad5Luc after ischemia and reperfusion resulted in statistically significantly higher Luc expression in the ischemic region of the heart (90.4+/- 26.5 pg Luc/g tissue; p<0.05). Another important outcome of the study was the demonstration that intracoronary infusion of Ad5Luc directly to the ischemic region of the left ventricle caused no myocardial inflammation or any other untoward effects.

“These important preclinical findings suggest that induced myocardial ischemia can increase the heart muscle uptake of the adenovector that is used to deliver DNA into cells. As a result of these new insights we may consider modifications to future clinical studies and clinical trial protocols in order to potentially enhance patients’ angiogenic response and therapeutic effect and reduce response variability,” stated Christopher J. Reinhard, Cardium’s Chairman and Chief Executive Officer.

Reinhard added, “We look forward to receiving clearance from the Russian Health Authority to initiate our Generx clinical study at three leading medical centers in Moscow. We believe there is a growing need for innovative and cost-effective cardiovascular care to meet the increasing levels of cardiovascular disease in emerging market countries. Our Generx product candidate could potentially be developed as a front-line therapy for patients with coronary artery disease who often do not have access to costly advanced care procedures such as coronary angioplasty and stenting, or cardiac bypass surgery.”

About Generx

The Generx™ (alferminogene tadenovec, Ad5FGF-4) product candidate represents a new class of cardiovascular biologics that is being developed to leverage the body’s natural healing processes in response to repeated ischemic stress (insufficient blood flow and myocardial oxygen supply due to coronary heart disease). The natural biologic response to repeated transient ischemia is angiogenesis, the growth of new collateral blood vessels, which is orchestrated by a complex and incompletely understood cascade involving many myocardial-derived growth factors. These newly-formed vessels can effectively augment blood flow and oxygen delivery to parts of the patient’s heart downstream from a blockage in a coronary artery. In many patients however, including those with recurrent angina, coronary collateral vessel formation is insufficient to meet the heart’s needs during stress. Currently available anti-anginal drugs, which may provide symptomatic relief, are generally designed to alter the oxygen demand of the heart muscle or dilate vessels to temporarily relieve angina. Generx is an angiogenic therapeutic product candidate that is designed to promote the heart’s natural response of collateral growth and to increase blood flow in the microcirculation. In contrast to the transient symptomatic relief by marketed anti-anginal medicines, usually taken several times a day for years, a single administration of Generx aims at modifying the disease by permanent or long-lasting structural changes in the heart.

Researchers believe that central to the biological activity and potential therapeutic benefit of Generx is the effective capture of the Ad5 delivery vector in the coronary micro-circulation, subsequent vector uptake, and FGF-4 protein expression (preferentially in myocytes and endothelial cells). The formation of new blood vessels (angiogenesis) and remodeling of existing collateral vessels (arteriogenesis) are the two main mechanisms contributing to the therapeutic effect of an angiogenic growth factor. New micro-vessel development naturally occurs in the embryo, but in the adult organism it requires tissue injury (such as ischemia) to initiate a regenerative process, including collateral vessel formation. Research shows that FGF-4 is one of the key regulatory growth-factor proteins that orchestrates micro-vascular and collateral vessel regeneration in the heart. After the FGF-4 protein is secreted or transported out of the myocyte, it acts via high affinity FGF receptors on neighboring endothelial cells to signal the initiation of cardiac angiogenic activity and enhancement of the arteriogenesis processes.

These actions of FGF-4 are believed to require an ischemic/hypoxic milieu to proceed efficiently. The structure of the FGF-stimulated vessels may promote stability and produce more mature vessels, which, combined with appropriate blood flow, should contribute to the long term persistence of these newly formed collateral vessels. Once the beneficial blood vessel growth or vascular remodeling has been accomplished, and provided there is sustained blood flow through the newly-formed vessels, continued FGF-4 growth factor secretion is no longer needed. Indeed, preclinical studies demonstrated that a single intracoronary infusion of Generx was capable of stimulating new vessel formation in the heart that was associated with improved blood flow and ventricular contractile function, an effect which lasted for at least 3 months.

About Generx Clinical Development Program

Generx (alferminogene tadenovec, Ad5FGF-4) is a DNA-based angiogenic growth factor therapeutic product candidate representing a new class of cardiovascular biologics as a treatment for patients with advanced coronary artery disease. Generx is designed to stimulate and promote the growth of collateral vessels to enhance myocardial blood flow (perfusion) following a one-time intracoronary administration from a standard cardiac infusion catheter in patients who have insufficient blood flow due to atherosclerotic plaque build-up in the coronary arteries. Generx has progressed through four randomized, placebo controlled clinical studies at over 100 medical centers in the United States and Western Europe that have enrolled over 650 patients.

In June 2010, Cardium announced that it had entered into a Master Services Agreement with bioRASI, an international contract research organization, to assist in the conduct of a late-stage clinical study (ASPIRE) designed to support regulatory approval and commercialization activities for Generx in Russia and affiliated jurisdictions, as well as in other newly industrializing markets. The Generx clinical study will be conducted at three leading medical centers in Moscow and will be a randomized, controlled, parallel-group, multi-center study to evaluate the safety and efficacy of Generx using SPECT imaging of myocardial blood flow in patients with stable angina pectoris. The primary endpoint will be the change in reversible perfusion defect size as measured by SPECT imaging, which is directly analogous to that successfully used in a Phase 2a clinical study of Generx in the United States.

Positive results from the prior Phase 2a clinical study (Grines et al., J Am Coll Cardiol 2003; 42:1339-47) showed that Generx improved myocardial blood flow in the ischemic region of the hearts of men and women following a single intracoronary infusion as measured by the objective efficacy endpoint of SPECT imaging. As noted in the publication, the mean change observed in Generx-treated patients was a 4.2% absolute reduction (which represents a 20% relative reduction) in the reversible perfusion defect size from baseline at eight weeks (p<0.001), while the placebo group showed only a 1.6% absolute reduction from baseline (not significant) at eight weeks following treatment. The observed treatment effect for patients receiving Generx was similar in magnitude to that reported in the literature for patients undergoing angioplasty/stent or revascularization procedures with reversible perfusion defects of comparable size at one year following these procedures.

About Cardium

Cardium is focused on the acquisition and strategic development of new and innovative bio-medical product opportunities and businesses that have the potential to address significant unmet medical needs and definable pathways to commercialization, partnering and other economic monetizations. Cardium’s current investment portfolio includes the Tissue Repair Company, Cardium Biologics, and the Company’s in-house MedPodium lifestyle medicinals brand platform. The Company’s lead product candidates include: (1) Excellagen™ topical gel, for wound care management, which Cardium plans to market launch in the fourth quarter subject to pending FDA 510(k) clearance; and (2) Generx®, a DNA-based angiogenic cardiovascular biologic for patients in international markets with coronary artery disease. In addition, consistent with its capital-efficient business model, Cardium continues to actively evaluate new technologies and business opportunities. In July 2009, Cardium completed the sale of its InnerCool Therapies medical device business to Royal Philips Electronics, the first asset monetization from the Company’s biomedical investment portfolio. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that enhancements in the uptake of adenovectors can be successfully applied to improve the uptake or therapeutic effects of Generx in human patients; that Generx can be successfully advanced in clinical studies outside of the U.S.; that results or trends observed in one clinical study or procedure will be reproduced in subsequent studies or procedures, or that clinical studies even if successful will lead to product advancement or partnering; that improvements in the formulation or use of Generx will be commercially practicable, or that Generx could be successfully advanced as a therapeutic in developing markets or that the results of studies in such markets could be used to advance or broaden the regulatory or commercialization activities of Generx in the U.S. or other markets; that our products or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive; that FDA or other regulatory clearances or other certifications, or other commercialization efforts will be successful or will effectively enhance our businesses or their market value; that our products or product candidates will prove to be sufficiently safe and effective after introduction into a broader patient population; or that third parties on whom we depend will perform as anticipated.

Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development of complex biologics and in the conduct of human clinical trials, including the timing, costs and outcomes of such trials, our ability to obtain necessary funding, regulatory approvals and expected qualifications, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

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